AMENDMENT NO. 1 TO THE INVESTMENT SUB-ADVISORY AGREEMENT

EFFECTIVE JANUARY 1, 2020

WHEREAS, Everence Capital Management, Inc. (the “Adviser”) and Aperio Group, LLC (the “Sub-Adviser”) entered into an Investment Sub- Advisory Agreement dated January 29, 2019 (as amended through the date hereof, the “Agreement”), regarding advisory services for the Praxis International Index Fund (the “Fund”);

WHEREAS, Adviser and Sub-Adviser (collectively, the “Parties”) desire to amend the Agreement to modify Sub-Adviser’s compensation for sub-advising the Fund; and

NOW, THEREFORE, the Parties hereby agree as follows:

I.	Amendment to the Agreement: The first paragraph of Section 6 (Compensation) is hereby replaced in its entirety as follows:

For the services provided and the expenses assumed with respect to the Fund pursuant to this Agreement, the Sub-Adviser will be entitled to a fee, computed daily and payable monthly, calculated at the annual rate of 0.13% of the Fund’s average daily net assets. The total annual minimum compensation will not be less than $100,000.

II.	Defined Terms; Confirmation of Other Terms of the Agreement.

Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Agreement. The Agreement, as amended as provided herein, is hereby confirmed as being in full force and effect in accordance with its terms. No other terms of the Agreement are amended by this Amendment No. 1.

III.	Counterparts. This Amendment No. 1 to the Agreement may be executed in any number of counterparts, which together shall constitute one instrument.

Everence Capital Management, Inc. (Adviser)

Name:	Chad Horning
Title:	President
Signature:	/s/ Chad Horning

Aperio Group, LLC (Sub-Adviser)

Name:	Jack Lindstrom
Title:	Manager of Client Experience
Signature:	/s/ Jack Lindstrom